Contacts: Paul Arling (UEI) 714.820.1000
Bernie Pitz (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS THIRD QUARTER 2004

FINANCIAL RESULTS

- Sales Increased 32% and Operating Income Increased 38% Compared to Third Quarter 2003 -

CYPRESS, CA – October 28, 2004 – Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the quarter and nine-month period ended September 30, 2004.

     Net sales for the third quarter of 2004 were $40.0 million compared to $30.3 million for the same quarter last year. Operating income of $3.3 million increased 38 percent from the third quarter 2003. Net income for the 2004 third quarter was $1.9 million, or $0.14 per diluted share, compared to $1.7 million, or $0.12 per diluted share, for the third quarter of 2003.

     Net sales for the nine-month period ended September 30, 2004 were $106.7 million, up 26 percent compared to $84.9 million for the first nine months of 2003. Net income for the first nine months of 2004 was $5.4 million, or $0.39 per diluted share, up 42 percent compared to $3.8 million, or $0.27 per diluted share, for the same period last year.

     “Following our plan to drive our core business and build advanced technology, this quarter we continued to penetrate existing markets and identify additional opportunities,” stated Paul Arling, the company’s chairman and chief executive officer.

     “Strong relationships and demand for our products delivered a 32 percent revenue increase in the third quarter over last year. We also look to expand our presence on a more localized level, within the home itself. We are firm believers in the promise of a ‘connected home’ and our recent acquisition of SimpleDevices was the next step in UEI’s strategy to expand home connectivity and capitalize on the growing adoption of digital media and wireless technology. In essence, we are widening the home connectivity circle. As broadband and Wi-Fi become increasingly ubiquitous, we believe our various solutions will create synergies for our customers who are seeking additional methods to enhance and diversify their product lines.”

     Rob Lilleness, UEI’s president and chief operating officer, said, “At UEI, we develop and deliver seamless wireless connectivity solutions that best suit the user’s preferences. Our initial efforts were in remote control and we are now a leading provider of infrared wireless handheld devices. Next step was NevoTM, our embedded software that connects handhelds to home computers to deliver complete audio/visual, home, and digital media control to mobile users. Now, with our acquisition of SimpleDevices, UEI has the digital control technologies that can be embedded into TVs, set-top boxes, boom boxes, and even automobiles, enabling the consumer to connect, control and interact with an increasingly complex home environment.”

     Bernie Pitz, UEI’s chief financial officer, added, “UEI’s operating income exceeded our expectations, rising 38 percent to $3.3 million this quarter from $2.4 million last quarter. We did record a charge, below operating income, of $358,000 to write down investments that were made in 1995 and 1996 in a private company. The remaining value of our investment in this company is minimal, with a balance of $3,000.”

     Pitz continued, “Our cash position remained strong, with cash and short-term investments totaling $56.0 million as of September 30, 2004. We have been devoting increased resources to further develop and acquire next generation technology. In the beginning of the fourth quarter of 2004, we purchased SimpleDevices Inc. for approximately $12.5 million in cash, the most recent effort in our program to proactively capture growth opportunities internally and externally.”

Conference Call Information:

     UEI’s management team will hold a conference call today, Thursday, October 28, 2004 at 1:30 p.m. Pacific Time to review third quarter results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on October 28, 2004 until 11:59 p.m. Eastern Time on November 1, 2004. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 1531212. The webcast replay will be available at www.uei.com.

About Universal Electronics

Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines (including those described in this press release) to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the domestic and global economic environments’ effect on the company and its customers; the strength of the Euro as compared to the U.S. Dollar continuing in a manner similar to that experienced in 2003; the growth of, acceptance of and the demand for the company’s SimpleDevices’ products and technologies to the extent and in the time period expected by the company’s management; the continued strength of the company’s balance sheet; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2004 and beyond; the inability of the products and technologies of SimpleDevices to be integrated into the company’s products and technologies as quickly and successfully as hoped by the company’s management; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; costs associated with the integration of SimpleDevices into the company being higher than anticipated by the company’s management; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$53,960	$58,481
Short-term investments	2,000	—
Accounts receivable, net	30,221	30,501
Inventories	26,189	19,386
Prepaid expenses and other current assets	2,022	1,108
Income tax receivable	1,158	1,167
Deferred income taxes	2,549	2,544

Total current assets	118,099	113,187
Equipment, furniture and fixtures, net	3,261	3,475
Goodwill	3,340	3,348
Intangible assets, net	3,686	3,431
Other assets	871	1,445
Deferred income taxes	1,237	1,281

Total assets	$130,494	$126,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,134	$13,754
Accrued income taxes	3,773	4,504
Accrued compensation	4,896	2,923
Other accrued expenses	8,678	9,815

Total current liabilities	34,481	30,996
Stockholders’ equity:
Common stock	166	164
Paid-in capital	77,508	75,805
Accumulated other comprehensive income (loss)	(150)	298
Retained earnings	41,574	36,179
Deferred stock-based compensation	—	(42)
Common stock held in treasury	(23,085)	(17,233)

Total stockholders’ equity	96,013	95,171

Total liabilities and stockholders’ equity	$130,494	$126,167

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$40,047	$30,300	$106,669	$84,931
Cost of sales	24,112	18,467	65,191	52,111

Gross profit	15,935	11,833	41,478	32,820
Research and Development	1,983	1,201	4,234	3,541
Selling, general and administrative expenses	10,656	8,242	29,451	24,006

Operating expenses	12,639	9,443	33,685	27,547

Operating income	3,296	2,390	7,793	5,273
Interest income, net	(261)	(106)	(525)	(401)
Other (income) expense, net	551	(29)	57	(95)

Income before income taxes	3,006	2,525	8,261	5,769
Provision for income taxes	(1,078)	(858)	(2,867)	(1,961)

Net income	$1,928	$1,667	$5,394	$3,808

Earnings per share:
Basic	$0.14	$0.12	$0.40	$0.28

Diluted	$0.14	$0.12	$0.39	$0.27

Shares used in computing earnings per share:
Basic	13,496	13,751	13,566	13,648

Diluted	14,029	14,145	14,002	13,937